ULTIMUS MANAGERS TRUST
SIXTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SIXTH AMENDMENT dated as of the 15th day of May, 2014, to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012, August 21, 2012, December 31, 2012, May 28, 2013 and September 11, 2013 (the " Custody Agreement"), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the "Trust") and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, desire to amend the series of the Trust to add the Lyrical U.S. Hedged Value Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit F to the Custody Agreement is hereby superseded and replaced with Amended Exhibit F attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST		U.S. BANK, N.A.

By:	/s/ David R. Carson	By:	/s/ Michael R. McVoy

Name:	David R. Carson	Name:	Michael R. McVoy

Title:	President	Title:	Senior Vice President

Amended Exhibit F to the Custody Agreement –Ultimus Managers Trust

Name of Series
Lyrical U.S. Value Equity Fund Lyrical Liquid Hedge Fund

DOMESTIC CUSTODY SERVICES – fee schedule at December 2012
U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I.            Market Value Fee Per Fund
Based upon an annual rate of:
.000175% (1.75 basis points) on first $50 million
.000100% (1 basis point) on the next $450 million
.000075% (0.75 basis point) on the next $1 billion
.000050 (.50 basis point) on the balance

II.          Portfolio Transaction Fees:
$ 7.00 per US Bank repurchase agreement transaction
$ 9.00 per book entry security (depository or Federal Reserve system)
$ 7.50 per book entry security (depository or Federal Reserve system) – advisor affirmed
$25.00 per transaction processed through our New York custodian definitive security (physical)
$ 8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$6.00 per Short sales
$15.00 per mutual fund trade
$15.00 per Fed wire or margin variation Fed wire
$ 5.00 per expense disbursement
$150.00 per segregated account per year

Monthly Minimum Fee (I and II): $500 per month

III.       Out-of-Pocket Expenses
Including but not limited to expenses incurred in Treasury Management, safekeeping, delivery and receipt of securities, shipping, transfer fees, and other out-of-pocket charges will be billed monthly.

▪    A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪    No charge for the initial conversion free receipt.
▪    Overdrafts – charged to the account at prime interest rate plus 2.

Amended EXHIBIT F (continued) to the Custody Agreement – Ultimus Managers Trust
GLOBAL CUSTODY SERVICES at December, 2012
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lithuania	All	16.00	$40
Australia	All	1.00	$15	Luxembourg	All	3.20	$20
Austria	All	1.70	$17	Malaysia	All	2.90	$39
Bahrain	All	40.00	$112	Mali*	All	32.00	$124
Bangladesh	All	32.00	$120	Malta	All	17.60	$60
Belgium	All	1.20	$22	Mauritius	All	24.00	$80
Benin*	All	32.00	$124	Mexico	All	1.50	$10
Bermuda	All	12.00	$48	Morocco	All	28.00	$80
Botswana	All	20.00	$40	Namibia	All	24.00	$40
Brazil	All	7.20	$17	Netherlands	All	1.50	$12
Bulgaria	All	32.00	$64	New Zealand	All	2.00	$26
Burkina Faso*	All	32.00	$124	Niger*	All	32.00	$124
Canada	All	0.75	$4	Nigeria	All	24.00	$40
Cayman Islands*	All	0.80	$8	Norway	All	1.50	$22
Channel Islands*	All	1.20	$20	Oman	All	40.00	$112
Chile	All	16.00	$48	Pakistan	All	24.00	$80
China	All	9.60	$42	Palestinian Autonomous Area* All		36.00	112
Columbia	All	32.00	$80	Peru	All	35.00	$85
Costa Rica	All	12.00	$48	Philippines	All	3.90	$36
Croatia	All	28.00	$52	Poland	All	12.00	$24
Cyprus*	All	12.00	$45	Portugal	All	4.80	$39
Czech Republic	All	9.60	$24	Qatar	All	36.00	$112
Denmark	All	1.50	$24	Romania	All	28.00	$80
Ecuador	All	28.00	$52	Russia	Equities	30.00	$165
Egypt	All	25.60	$64	Russia	MINFINs	12.00	$40
Estonia	All	5.60	$20	Senegal*	All	32.00	$124
Euromarkets**	All	1.00	$4	Serbia*	All	50.00	140
Finland	All	2.40	$22	Singapore	All	1.50	$20
France	All	1.00	$15	Slovak Republic	All	20.00	$88
Germany	All	1.00	$15	Slovenia	All	20.00	$88
Ghana	All	20.00	$40	South Africa	All	1.50	$8
Greece	All	7.20	$33	South Korea	All	4.80	$10
Guinea Bissau*	All	40.00	$124	Spain	All	1.00	$15
Hong Kong	All	1.50	$20	Sri Lanka	All	12.00	$48
Hungary	All	20.00	$60	Swaziland	All	24.00	$40
Iceland	All	12.00	$45	Sweden	All	1.00	$22
India	All	8.00	$84	Switzerland	All	1.00	$24
Indonesia	All	5.80	$68	Taiwan	All	12.00	$64
Ireland	All	1.50	$15	Thailand	All	2.90	$22
Israel	All	9.60	$29	Togo*	All	32.00	$124
Italy	All	1.50	$24	Trinidad & Tobago*	All	24.00	$52
Ivory Coast	All	32.00	$124	Tunisia	All	32.00	$36
Jamaica*	All	28.00	$40	Turkey	All	9.60	$10
Japan	All	0.75	$6	UAE	All	36.00	$104
Jordan	All	32.00	$100	United Kingdom	All	0.75	$3
Kazakhstan	All	48.00	$120	Ukraine	All	19.20	$29
Kenya	All	24.00	$40	Uruguay	All	40.00	$52
Latvia	Equities	12.00	$60	Venezuela	All	32.00	$100
Latvia	Bonds	20.00	$72	Vietnam*	All	32.00	$104
Lebanon	All	20.00	$72	Zambia	All	24.00	$40

*	Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
**	Tiered by market value: <$5 billion: 1bp, >$5 billion and <$10 billion: .75 bps; >$10 billion: .50 bps

Annual Base Fee: $18,000 per account (fund)
▪    Euroclear: Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge. For all other markets specified above, surcharges may apply if a security is held outside of the local market.

▪    Foreign Exchange transactions undertaken through a third party will be charged $50.
▪    Tax reclaims that have been outstanding for more than six months with the client will be charged $50 per claim.

Out of Pocket Expenses
▪	SWIFT reporting and message fees; charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

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